Exhibit 32.3
Written Statement of the Chief Executive Officer
Pursuant to 18 U.S.C. §1350
Solely for the purposes of complying with 18 U.S.C. §1350, I, the undersigned Chief Executive Officer of Regency Centers, L.P., hereby certify, based on my knowledge, that the Quarterly Report on Form 10-Q of Regency Centers, L.P. for the quarter ended September 30, 2012 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Regency Centers, L.P.
Date: November 9, 2012

/s/ Martin E. Stein, Jr.
Martin E. Stein, Jr.
Chief Executive Officer of Regency Centers Corporation, general partner of registrant